Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY COMPLETES REFINANCING

OF ITS SENIOR SECURED CREDIT FACILITY

SAN FRANCISCO, February 1, 2010 - Del Monte Foods Company (NYSE: DLM) announced today that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) has completed its new $1.1 billion five-year senior secured credit facility (the “New Credit Facility”). The New Credit Facility matures in 2015.

“This financing is another important step for Del Monte as we execute our strategic plan, positioning us to deliver top-tier performance. Our prudent focus on debt paydown, strong cash flow generation, and execution of our Accelerated Growth Plan strategy enabled us to secure competitive rates,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods Company. “Combined with the refinancing of the high yield notes we completed last fall, our resulting capital structure, extended maturity schedule and expanded revolver provide Del Monte with greater financial flexibility and positions us well as we look forward.”

The New Credit Facility

Del Monte is pleased with the pricing, five-year term and structural flexibility of the New Credit Facility, especially given the challenging economic environment.

The New Credit Facility, which was completed January 29, 2010, is comprised of a $500 million five-year revolving credit facility and a $600 million five-year Term Loan A. Del Monte will use the revolving credit facility to fund its seasonal working capital needs and for other general corporate purposes. The New Credit Facility replaces Del Monte’s prior $1.3 billion senior secured credit facility (the “Prior Credit Facility”).

The initial interest rate on the New Credit Facility will be, at the Company’s option, either LIBOR (Eurodollar) plus 275 basis points or Base Rate plus 175 basis points. After six months, the interest rate spreads have the potential to be below the initial spreads if Del Monte meets certain leverage thresholds. There is no LIBOR floor under the New Credit Facility.

Banc of America Securities LLC, Barclays Capital and BMO Capital Markets acted as joint lead arrangers and joint book managers.

Expected F10 Financial Impact

The Company currently anticipates that the expense relating to Friday’s refinancing will have an impact of approximately $(0.06) to $(0.07) on its fiscal 2010 GAAP EPS, which was not included in the Company’s GAAP guidance. The expense relating to the refinancing includes the impact of the discontinuation of hedge accounting for Del Monte’s three-year $400 million fixed rate swap (October 2010 maturity date). This swap fixed LIBOR at 4.77% during the duration of the swap contract.

The effective interest rate reflected in interest expense for the remainder of fiscal 2010 is expected to be lower than the effective interest rate reflected in interest expense immediately prior to the refinancing. This expectation is primarily driven by the discontinuation of the hedge accounting for the swap, as the impact of the swap will no longer be reflected in interest expense.

The foregoing description of the terms of the New Credit Facility is qualified in its entirety by the Credit Agreement, dated as of January 29, 2010, among Del Monte Corporation, as borrower, Del Monte Foods Company, as guarantor, and certain lender and agent parties thereto. The Credit Agreement, which includes the specific terms and conditions governing the Company’s New Credit Facility, is an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

Forward-Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the future use of the revolving credit facility, the expected fiscal 2010 GAAP EPS expense of Friday’s refinancing, and expectations regarding effective interest rates reflected in interest expense for the remainder of fiscal 2010.

The fiscal 2010 GAAP EPS expense of the refinancing is affected, among other things, by the accounting for Del Monte’s three-year, $400 million fixed rate swap and by whether fees and other costs related to the refinancing are capitalized or expensed. The determination of whether such fees and other costs are capitalized or expensed requires very detailed, complex calculations. In calculating its current expectations regarding the fiscal 2010 GAAP EPS expense of the refinancing, Del Monte Foods Company has used certain estimates to determine the fees and other costs that will be expensed in fiscal 2010 in connection with the refinancing. Factors which could affect the currently estimated fiscal 2010 GAAP EPS expense of the refinancing include, among other things: changes to estimates used for individual lender commitments, interest rates, third-party fees or other costs; changes in estimates of the settlement amounts for the swap; and changes in estimates regarding the diluted weighted average shares outstanding for fiscal 2010.

Factors that could cause actual results to differ materially from the other forward-looking statements described in this press release include changes in LIBOR. Additional factors are described in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

Investors are cautioned not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Melinda Roadenbaugh
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com